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AIR TRANSPORTATION HOLDING COMPANY, INC. AND SUBSIDIARIES

Exhibit 11.1

Computation for Primary and Fully Diluted Earnings Per Common Share


                                           Three Months Ended      Nine Months Ended
                                              December  31            December  31,
                                            1997        1996        1997        1996
NET EARNINGS                              $892,516   $304,580  $1,405,653   $838,430


WEIGHTED AVERAGE COMMON SHARES:

   Basic:
    Weighted average shares
       outstanding                       2,650,653  2,611,100   2,649,246  2,620,322

   Diluted:
    Weighted average shares
       outstanding                       2,650,653  2,611,100   2,649,246  2,620,322
     Dilutive stock options                129,739    182,877     135,165    182,877
                                         2,780,392  2,793,977   2,784,411  2,803,199
NET EARNINGS PER COMMON SHARE:

   Basic                                    $0.34      $0.12       $0.53      $0.32
   Diluted                                  $0.32      $0.11       $0.50      $0.30
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